THE J.G. WENTWORTH COMPANY
201 KING OF PRUSSIA ROADE, SUITE 501
RADNOR, PENNSYLVANIA 19087-5148
(484) 434-2300
_______
OFFER BY
THE J.G. WENTWORTH COMPANY
TO AMEND OUTSTANDING STOCK OPTIONS TO CHANGE EXERCISE PRICE AND VESTING SCHEDULE
_______
This Offer and Withdrawal Rights Will Expire
On Friday, August 26, 2016
at 5:00 P.M., Eastern Daylight Time,
Unless the Offer is Extended.
_______
July 29, 2016
The J. G. Wentworth Company (“us” or “we” or “our” or “J.G. Wentworth” or the “Company”), hereby offers to amend any outstanding options to purchase shares of our Class A common stock issued prior to January 1, 2016 that have not expired or terminated as of the date of expiration of this Offer (as defined below) (the “Options”). We will amend such Options upon the terms and conditions set forth in this document and in the attached election form, which together constitute the terms of the Offer (the “Offer”). The proposed amendment will change the exercise price and vesting schedule of the Options over a period of time for Options held by any holder thereof, including Stewart A. Stockdale (“Mr. Stockdale”), our Chief Executive Officer and a director of the Company. The vesting schedule for Options held by all holders other than Mr. Stockdale will be amended to follow a two-tiered vesting timeline, such that all Options will vest in 2019. Following such amendment, the exercise price for each Option will be reduced to the closing price of the Class A common stock of the Company on the date of the amendment, as described in Section 7. The amendment terms applicable to Mr. Stockdale’s options are set forth in Section 4.
If you desire to accept the Offer, you should complete and sign the attached election form (or a facsimile copy of the attached election form) in accordance with the instructions set forth in the attached election form, and email, mail or deliver it and any other required documents to us care of Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary at e-mail address: skirkwood@jgwentworth.com or at 201 King of Prussia Road, Suite 501, Radnor, PA 19087-5148.
If the Offer is accepted by all 33 holders of Options, upon consummation of the Offer, we will have amended Options which cover 1,198,537 shares of Class A Common Stock of the Company, or approximately 84.0% of the Company’s total outstanding options to purchase Class A Common Stock. Your approval of the amendments contemplated by the Offer is required under the rules of our 2013 Omnibus Incentive Plan (the “Plan”). We invite all of you to participate in this Offer as a participant (“Participant”) and an option holder.
This document and the attached election form set forth the terms and conditions upon which the Offer is made and provides important information concerning the Offer, J.G. Wentworth and the Plan. You are urged to read the following carefully before making any decision to agree to amend or refrain from agreeing to amend all or any of your Options. Questions or requests for assistance or for additional copies of this document or the election form should be directed to Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary, at 484-434-2350 or skirkwood@jgwentworth.com.

TABLE OF CONTENTS
Page

FORWARD-LOOKING STATEMENTS...........................................................................................................................		1

SUMMARY TERM SHEET STATEMENTS....................................................................................................................		3

1.	Time to Participate in the Offer................................................................................................................	6
2.	Number of Options; Terms of the Offer...................................................................................................	6
3.	Background and Purpose of the Offer; Material Effects of the Offer; Position of Board........................	6
4.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Securities...	7
5.	Procedures for Accepting Offer................................................................................................................	7
6.	Withdrawal Rights....................................................................................................................................	8
7.	Amendment of Options............................................................................................................................	8
8.	Conditions of the Offer.............................................................................................................................	8
9.	Source and Amount of Funds...................................................................................................................	9
10.	J.G. Wentworth Omnibus Incentive Plan.................................................................................................	9
11.	Financial Information...............................................................................................................................	9
12.	Legal Matters; Regulatory Approvals......................................................................................................	9
13.	Tax Consequences....................................................................................................................................	9
14.	Extension of the Offer; Termination; Amendments.................................................................................	10
15.	Miscellaneous...........................................................................................................................................	10
16.	Where You Can Find More Information..................................................................................................	10

FORWARD-LOOKING STATEMENTS
This document contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Some of the factors that might cause such a difference include, but are not limited to the risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 10, 2016 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 filed with the SEC on May 10, 2016.
You should assume that the information appearing in this document and in the election form is accurate only as of the date of this document. Except as required by law, we undertake no obligation to make any revisions to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. It highlights certain material information contained in this document, but you should realize that it does not describe all of the details of the Offer to the same extent described in this document. We urge you to read the entire document and the attached election form because they contain the full details of the Offer. We have included references to the Section or Sections of this document where you will find a more complete discussion of the matters summarized here.

Who is offering to amend my Options?	J.G. Wentworth
Which Options are eligible for amendment?
Any outstanding options to purchase shares of our Class A common stock issued prior to January 1, 2016 that have not expired or terminated as of the date of expiration of this Offer. Any Options that expire or terminate for any reason prior to the expiration date of this Offer will not be amended and will terminate pursuant to their existing terms. See Section 2.

What will happen if I elect to have my Options amended?
If you so elect, your Options will be amended on two separate modification dates such that the first modification will be made in 2016, and will modify one half of your Options and the second modification will be made in 2017, and will modify the remaining one-half of your Options. On each modification date, if the original exercise price of any of the Options then being amended is greater than the closing price of our Class A common stock, then the exercise price of those Options will be reduced to be the closing price of our Class A common stock on the date of the modification. In addition, the vesting schedule for the Options that are amended will be changed to a two-tier vesting timeline, such that all your Options will vest in 2019. See Section 7.

How many Options will J.G. Wentworth amend?
We will amend all eligible Options that our option holders properly elect to have amended. We also expressly reserve the right to change the eligibility requirements in order for Options to be amended, subject to applicable legal requirements and notice to you. See Section 2.

May I elect to have all of my Options amended?	Yes, you may elect to have all of your Options amended. See Section 2.
May I elect to have less than all of my Options amended?	Yes, you may elect to amend less than all of the Options that you hold. See Section 2.
When does the Offer expire, and can the Offer be extended?	The Offer will expire on Friday, August 26, 2016 at 5:00 p.m., Eastern Daylight Time, unless we extend it. See Section 2.
If I accept the Offer, when will my Options be amended?
If you accept the Offer, one-half of your Options will be amended on the first business day following the expiration date of the Offer, and the remaining one-half of your Options will be amended one year later. See Section 7.

Does the Board recommend that I accept the Offer?
While our Board of Directors (the “Board”) has approved the Offer as being in the best interest of J.G. Wentworth, neither J.G. Wentworth nor the Board makes any recommendation as to whether you should elect to amend or refrain from electing to amend your Options and has not authorized any person to make any such recommendation on their behalf. The Board has not taken a position with respect to the Offer because the Board believes this is a personal decision reflecting each Participant’s individual circumstances. See Section 3.
You must make your own decision as to whether to accept the Offer, in light of your personal financial situation and your own evaluation, after consultation with your advisors, of the information presented in this document and in the attached election form.

What is the purpose of the Offer?
During the past fiscal year, our stock price has declined. Presently, all of our outstanding stock options are “underwater”, meaning the exercise price of those options is greater than our current stock price. The Board believes that it is critical to our financial success to revitalize the incentive value of our stock option program to retain employees and recreate a personal stake in the long term financial success of the Company. The Board also recognizes our competition’s ability to attract and recruit top talent. The Board believes that it has a responsibility to address these issues and to adequately provide incentives to our employees. Consequently, the Board has proposed the Offer. See Section 3.

Are there any conditions to the Offer?
Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and the absence of any change in general market conditions or our business that, in our judgment, is or may be materially adverse to J.G. Wentworth. See Section 8.

How do I accept the Offer?
To accept the Offer and elect to have your Options amended, you must deliver a properly completed and duly executed election form and any other required documents to J.G. Wentworth at the email address or address appearing on the election form prior to 5:00 p.m., Eastern Daylight Time, on Friday, August 26, 2016 (unless the Offer is extended). See Section 5 and the instructions set forth in the attached election form.

Once I have accepted the Offer, can I withdraw my acceptance of the Offer?
Yes. You may withdraw your previous acceptance of the Offer at any time until the expiration date. To withdraw your acceptance of the Offer, you must deliver a written notice of withdrawal with the required information to us. Once withdrawn, you may reaccept the Offer only by again following one of the acceptance procedures described in Section 5. See Section 6.

Will there be future opportunities to amend my Options?
J.G. Wentworth may make future opportunities available to you to amend your Options. However, there can be no assurance that conditions will permit it to do so, and any decision to make future opportunities available to amend your Options is in the discretion of the Board. See Section 1.

How do I withdraw my acceptance of the Offer?
You must deliver, prior to the expiration date, a written or facsimile notice of your withdrawal to Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary at the e-mail address or address appearing on the election form. Your notice of withdrawal must specify your name and the number of Options to be withdrawn. See Section 6.

Can I accept the Offer if I ended my employment with J.G. Wentworth between the date the Offer was made and the expiration date of the Offer?
No. Modification to Options will only be made subject to the holder’s continued employment with the Company at the scheduled date of each modification. Also, any Options that expire prior to the expiration date of the Offer will not be amended. See Section 2.

What are the United States federal income tax consequences if I accept the Offer?
It is expected that, if you participate in the Offer, you will not be required under current law to recognize income for United States federal income tax purposes on the Option at the time you choose to accept the Offer. See Section 13 for further details.
The tax consequences of this Offer to amend or an amendment pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the accepting option holder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Option holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences of amendment of their Options pursuant to the Offer.

Who can I talk to if I have questions?	Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary at 484-434-2350 or skirkwood@jgwentworth.com can help answer your questions.

THE OFFER

1.	Time to Participate in the Offer.
We will keep the period during which you can elect to participate in the Offer open for 20 business days from the date of this Offer. However, continuation of our stock option program is subject to the sole discretion of the Compensation Committee of our Board (the “Committee”) and/or the Board and there can be no assurance that conditions will permit us to be able to continue the Offer.

2.	Number of Options; Terms of the Offer.
General. Upon the terms and subject to the conditions of the Offer, J.G. Wentworth will amend those outstanding Options with respect to which option holders have duly elected to amend and not properly withdrawn prior to the Expiration Date (as defined below). J.G. Wentworth will not amend any Options that expire prior to the Expiration Date. As of July 27, 2016 the Options subject to the Offer covered 1,198,537 shares of the Company, were held by 33 holders and represented approximately 84.0% of the Company’s total outstanding options to purchase shares of our Class A common stock.
The term “Initial Expiration Date” means 5:00 p.m., Eastern Daylight Time, on Friday, August 26, 2016. However, we may extend the period of the Offer at any time, and from time to time, without prior notice to the Participants. In the event of any such extension, we will send written notice of such extension to each Participant within five business days of the date of any decision to so extend. The later of the Initial Expiration Date and the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The Offer may only be accepted unconditionally but acceptance of the Offer may be withdrawn at any time prior to the Expiration Date. J.G. Wentworth reserves the right, in its sole discretion, to change the eligibility requirements in order for Options to be amended, subject to applicable legal requirements. In the event J.G. Wentworth decides to change the eligibility requirements in order for Options to be amended in the Offer, we will send written notice to you and the Offer will remain open for at least 10 business days from the date such notice is sent.
J.G. WENTWORTH RESERVES THE RIGHT NOT TO AMEND ANY OF THE OPTIONS AND TO RESCIND THE OFFER (WHETHER BEFORE OR AFTER THE EXPIRATION DATE BUT PRIOR TO THE AMENDMENT DATE, AS DEFINED BELOW) UPON THE BASIS OF CERTAIN OTHER CONDITIONS. SEE SECTION 8.
All Options eligible for amendment, and with respect to which the Offer was properly accepted and not withdrawn, will be amended upon the terms and subject to the conditions of the Offer.

3.	Background and Purpose of the Offer; Material Effects of the Offer; Position of Board.
Background. We adopted the Plan in November 2013 to attract, retain and reward persons eligible to participate in the Plan and strengthen the mutuality of interests between such persons and our stockholders, among other things. As of July 27, 2016, we had 1,427,037 Options outstanding of which 266,510 were vested.
Purpose of the Offer. During the past fiscal year, our stock price has declined. Presently, all of our outstanding stock options are “underwater”, meaning the exercise price of those options is greater than our current stock price. The Board believes that it is critical to our financial success to revitalize the incentive value of our stock option program to retain employees and recreate a personal stake in the long term financial success of the Company. The Board also recognizes our competition’s ability to attract and recruit top talent. The Board believes that it has a responsibility to address these issues and to properly incent our employees.
Potential Benefits of the Offer. We believe that the Offer may provide several benefits to J.G. Wentworth and the Participants, including the following:
Facilitate Exercise of Options. By amending the exercise price of the Options, holders will be better positioned to exercise their Options going forward, and realize value in their Options, in the event that the stock price of the Company increases.
Retention of Key Employees. The opportunity for liquidity presented by the Offer may contribute to the retention of key employees.

Position of Board. THE BOARD HAS APPROVED THE OFFER AS BEING IN THE BEST INTEREST OF J.G. WENTWORTH. HOWEVER, NEITHER J.G. WENTWORTH NOR THE BOARD MAKES ANY RECOMMENDATION TO PARTICIPANTS AS TO WHETHER TO ACCEPT THE OFFER OR REFRAIN FROM ACCEPTING THE OFFER, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION ON OUR BEHALF.
PARTICIPANTS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO ACCEPT THE OFFER, IN LIGHT OF THEIR PERSONAL FINANCIAL SITUATION AND THEIR OWN EVALUATION, AFTER CONSULTATION WITH THEIR ADVISORS, OF THE INFORMATION PRESENTED IN THIS DOCUMENT AND IN THE ATTACHED ELECTION FORM, AND, IF SO, HOW MANY OPTIONS TO AMEND. BY EXECUTING THE ELECTION FORM, YOU WILL ACKNOWLEDGE THAT J.G. WENTWORTH HAS ADVISED YOU TO CONSULT WITH YOUR OWN LEGAL, FINANCIAL AND OWN LEGAL, FINANCIAL, AND ACCOUNTING ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

4.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Securities.
Interest of Directors and Executive Officers. Members of the Board and executive officers may participate in this Offer on identical terms as other Option holders. However, Mr. Stockdale is being offered different terms for the amendment of his Options, as the amendment of the vesting schedule for his Options will be extended based on a three-tiered timeline, as opposed to a two-tiered timeline for all other holders. Upon electing to participate in the Offer, any Options which Mr. Stockdale consents to modify would be modified by amending the award agreement underlying such Options on three separate dates. The first modification, which will be made in 2016, one business day after the expiration date of the Offer, will modify one-fifth of the shares subject to his Options and will cancel one-fifth of his shares subject to his Options. Simultaneously with the modification, the Company will grant to Mr. Stockdale a new stock option for a number of shares equal to the number of his cancelled Options, at an exercise price equal to the fair market value on the date of grant. The second modification will be made in 2017, one year after the first modification date, and will modify two-fifths of the shares subject to his Options, and the third modification will be made in 2018, two years after the first modification date, and will modify the remaining one-fifth of the shares subject to his Options. On each modification date, the exercise price of the Options to be modified will only be modified if the closing price of our Class A common stock on such date is less than the original exercise price of such Options. The vesting date of the Options being modified in 2016 will also be modified to coincide with the three-year anniversary of the 2016 date of modification; the vesting date of the Options being modified in 2017 will be modified to coincide with the two-year anniversary of the 2017 modification and the vesting date of the Options being modified in 2018 will be modified to coincide with the one-year anniversary of the 2018 modification. As such, all the Options that are amended will be scheduled to fully vest in 2019, subject to the other terms and conditions of the Options. Mr. Stockdale is expected to accept the Offer to amend all of his Options.
Agreements, Arrangements or Understandings. Except as set forth in this document, neither J.G. Wentworth nor, to the best of J.G. Wentworth’s knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of J.G. Wentworth (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

5.	Procedures for Accepting Offer.
Participants desiring to accept the Offer should follow the instructions set forth in the attached election form and should complete and sign the election form and any other documents required by J.G. Wentworth. The completed and signed election form and other documents should then be sent to Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary at the address or e-mail address provided in the election form. Our Executive Vice President, Chief Legal Officer and Corporate Secretary must receive a Participant’s properly executed election form and related documents on or before the Expiration Date in order for the Participant to effectively accept the Offer.

All questions as to the validity, form, eligibility (including time of receipt), compliance with the terms of the Offer and the instructions in the attached election form, and acceptance of the Offer will be determined by J.G. Wentworth, whose determination will be final and binding. J.G. Wentworth reserves the absolute right to reject any or all acceptances determined by it, in its sole discretion, not to be in appropriate form. J.G. Wentworth also reserves the absolute right to waive any of the conditions of the Offer or any defect in any acceptance with respect to any particular Options or any particular Participant. We will not be under any duty to give notification to the Participants of defects in acceptances, nor will we incur any liability for failure to give such notification.

6.	Withdrawal Rights.
Any acceptance of the Offer may be withdrawn by the accepting Participant at any time prior to the Expiration Date. Acceptances of the Offer may also be withdrawn by an accepting Participant if J.G. Wentworth has not recognized the Participant’s acceptance by the Expiration Date.
To be effective, a notice of withdrawal in written form must be received in a timely manner by Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary at the address or e-mail address set forth in the attached election form. Any notice of withdrawal must specify the name of the accepting Participant and the number of Options to be withdrawn. Any election withdrawn will be deemed not duly accepted for purposes of the Offer. All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by J.G. Wentworth, in its sole discretion, which determination will be final and binding. Except as otherwise provided in this Section, acceptances are irrevocable.

7.	Amendment of Options.
Subject to the terms and conditions of the Offer, on each modification date, if the original exercise price of any of the Options then being amended is greater than the closing price of our Class A common stock on the modification date, then the exercise price of those Options will be reduced to be the closing price of our Class A common stock on the date of the amendment.
With respect to each holder other than Mr. Stockdale, upon electing to participate in the Offer, any Options which such holder consents to modify would be modified by amending the award agreement underlying such Options, on two separate modification dates such that the first modification will be made in 2016, one business day after the expiration date of the Offer, and will modify one half of such holder’s Options and the second modification will be made in 2017, one year after the first modification date, and will modify the remaining one-half of such holder’s Options. The vesting date of the Options being modified in 2016 will also be modified to coincide with the three-year anniversary of the 2016 date of modification, and the vesting date for the remaining one-half of the Options will be modified to coincide with the two-year anniversary of the 2017 date of modification, in each case, regardless of whether such Options are vested. As such, all the Options that are amended will be scheduled to fully vest in 2019, subject to the other terms and conditions of the Options.
Subject to the terms and conditions of the Offer, one business day after the Expiration Date (the “Amendment Date”), J.G. Wentworth will amend the Options held by Participants who properly accept the Offer and do not properly withdraw acceptance before the Expiration Date. For purposes of the Offer, J.G. Wentworth will be deemed to have accepted for amendment Options that are properly offered for amendment and not properly withdrawn, subject to expiration of the Options prior to the Expiration Date, only when, as and if it gives oral or written notice to Stephen A. Kirkwood, Executive Vice President, Chief Legal Officer and Corporate Secretary at skirkwood@jgwentworth.com of its acceptance of the Options for amendment under the Offer.

8.	Conditions of the Offer.
Notwithstanding any other provision of the Offer, we will not be required to accept for amendment or amend any Options offered for amendment, and may terminate or amend the Offer or postpone our acceptance for amendment or amendment of the Options, if at any time on or before the Amendment Date, any of the following events has occurred (or has been determined by the Board to have occurred) which, in the Board’s sole judgment, in any such case and regardless of the circumstances (including any action or failure to act by J.G. Wentworth), makes it inadvisable to proceed with the Offer or with amendment of the Options:

(a)A tender offer for all or any of the shares of Common Stock, or any merger, business combination, sale of assets or other similar transaction with or involving J.G. Wentworth or any subsidiary or division of J.G. Wentworth shall have been proposed or announced by any person during the term of the Offer;
(b)The Board shall have deemed the Offer not to be in the best interests of J.G. Wentworth;
(c)Certain events or changes shall have occurred that, in the reasonable business judgment of the Board, make it undesirable or inadvisable to proceed with the Offer; or
(d)The Board shall have been advised that, in the opinion of counsel, such amendment would not be in accordance with all applicable provisions of the Plan, Federal law or the laws of any state.

9.	Source and Amount of Funds.
The Offer is not conditioned upon any financing arrangements. The fees and expenses for the Offer are expected to be approximately $10,000. J.G. Wentworth intends to pay for all fees and expenses associated with the Offer with available cash on hand.

10.	J.G. Wentworth Omnibus Incentive Plan.
We adopted the Plan in November 2013 to attract, retain and reward persons eligible to participate in the Plan and to strengthen the mutuality of interests between such persons and our stockholders, among other things. As of July 27, 2016, we had 1,427,037 Options outstanding of which 266,510 were vested.

11.	Financial Information.
The Company’s financial statements set forth in the following report(s) are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 10, 2016

•	Quarterly Report on Form 10-Q for the quarter ending March 31, 2016, filed with the SEC on May 10, 2016
The full text of the Annual Report on Form 10-K, as well as the other documents the Company has filed with the Commission prior to, or will file with the Commission subsequent to, the filing of the Tender Offer Statement on Schedule TO, can be accessed electronically on the Commission’s website at www.sec.gov. In addition, the Company makes available, free of charge on its website all filings that are made electronically with the SEC. These materials can be found in the “Investors” section of the Company’s website at www.jgw.com, by clicking the “Investor Kit” link.
Our net tangible book value as of March 31, 2016 was approximately $(8,383,000), or approximately $(0.53) per share.
Any Participant considering accepting the Offer should carefully review these financial statements prior to deciding to accept or refrain from accepting the Offer. The financial statements should be read in conjunction with any materials or documents discussing the Offer which may have been sent by J.G. Wentworth to option holders in advance of this Offer.

12.	Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the amendment of the Options as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the amendment of the Options hereunder. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay our acceptance for amendment or amendment of the Options pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13.	Tax Consequences.
If you are an eligible option holder who chooses to accept the Offer for your Options, under current tax law, you will not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such Options. At the time you exercise your Options, you will be required to recognize ordinary income on the excess, if any, of (i) the fair market value of the Class A common shares on the date of exercise over (ii) the exercise price(s) of Options, as amended (if applicable).
The tax consequences of this Offer to amend or an amendment pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the accepting option holder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Option holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences of amendment of their Options pursuant to the Offer.

14.	Extension of the Offer; Termination; Amendments.
J.G. Wentworth expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by notifying each Participant of the extension. J.G. Wentworth also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for amendment or amend any Options not accepted for amendment or amended prior to the date of termination of the Offer or, subject to applicable law, to postpone amendment of Options upon the occurrence of any of the conditions specified in Section 8 by notifying each Participant of the postponement. Subject to compliance with applicable law, J.G. Wentworth further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by written notice of such amendments. In the case of an extension, a notice will be issued within five business days of the date of J.G. Wentworth’s decision to so extend the Offer, but in no event later than 9:00a.m., Eastern Daylight Time, on the first business day after the Initial Expiration Date or any subsequent Expiration Date thereafter. Any notice made pursuant to the Offer will be disseminated promptly to Participants in a manner reasonably designed to inform Participants of such change.
If J.G. Wentworth materially changes the terms of the Offer or the information concerning the Offer, or if J.G. Wentworth waives a material condition of the Offer, J.G. Wentworth may in its discretion extend the Offer.

15.	Miscellaneous.
The Offer is not being made to Participants residing in any state in the United States or any foreign jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such state or foreign jurisdiction. J.G. Wentworth will not recognize acceptances from Participants residing in any such state or foreign jurisdiction.

16.	Where You Can Find More Information.
This Offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your eligible options.
We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.
Additional information concerning the Company may be found in the following documents filed by us with the SEC under the Exchange Act:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed March 10, 2016;

2.	Quarterly Report on Form 10-Q for the quarter ending March 31, 2016, filed May 10, 2016;

3.	Definitive Proxy Statement for our Annual Meeting of Stockholders held on June 2, 2016, filed on April 20, 2016; and

4.	Tender Offer Statement on Schedule TO filed July 29, 2016.